EXHIBIT 99

Standard Parking Corporation Reports First Quarter 2009 Results; Affirms 2009 EPS Guidance

CHICAGO, May 4, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced first quarter 2009 net income attributable to the Company of $2.4 million, or $0.15 per share, and affirmed its full-year earnings per share expectation in the range of $1.05 - $1.11. Free cash flow for the year is expected to be in the range of $15 - $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased with the results of our 2009 first quarter given the current economic environment, as the underlying business performed in line with our internal expectations. Despite this difficult environment, we continued to sign new business during the quarter and we maintained our location retention rate, one of our key metrics, at 89%, unchanged from last quarter.

"First quarter results were significantly impacted by three specific items that warrant comment. The first is the impact in the 2009 first quarter of the July 2008 restricted stock unit grant to senior management. The second is a negative change in insurance loss reserve estimates relating to prior years, and the third entails costs we incurred in connection with the potential sale of some or all of our majority shareholder's interest in the Company. These three items together adversely impacted the quarter over quarter comparison by $0.09 per share. Without these three items, the quarterly comparison of earnings per share actually would have increased by 4%.

"Our geographically diverse business model, based predominantly on fixed-fee management contracts, provides a measure of protection against economic downturns. However, we are experiencing some softness across our lease and reverse management portfolio in markets that tend to be more susceptible to discretionary consumer spending. Specifically, the airport, retail, special event and hotel markets generated significantly less gross profit than in the first quarter of 2008.

"With regard to operating costs, in addition to the G&A savings that we expect to realize in the latter part of 2009 from our ongoing technology initiatives, we are managing our overall G&A expenditures with a view to reducing costs in ways that do not impair future growth.

"Finally, given an underlying first quarter performance that was in line with our internal targets, and taking into account our continuing ability to bring in new business, the relative protection afforded by our management contracts, the operating leverage resulting from our technology initiatives and our focus on controlling G&A expenditures, we are able to affirm our guidance for the year."

First Quarter Operating Results

Revenue for the first quarter of 2009, excluding reimbursement of management contract expense, decreased by $0.6 million to $73.0 million from $73.6 million in the year ago period. While management contract revenue grew 7%, leased location revenue decreased by 8%.

Gross profit in the quarter was down by 9% to $19.7 million from $21.6 million a year ago. Changes in insurance loss reserve estimates related to prior years contributed significantly to the year over year decline in gross profit. In the first quarter of 2009, the Company recognized a $0.5 million unfavorable change in insurance loss reserve estimates relating to prior years as compared with a favorable change of $0.6 million realized in the first quarter of 2008, a net swing of almost $1.1 million. These changes in prior years' loss reserve estimates accounted for 5% of the 9% year over year decline in gross profit.

General and administrative expense ("G&A") grew by 12% to $12.8 million from $11.4 million a year ago. The $0.5 million first quarter impact of the restricted stock unit grant to senior management in July 2008 contributed to 4% of the 12% year over year increase in G&A. Another 6% of the increase is attributable to $0.7 million of costs incurred that related to the potential sale by the Company's majority shareholder of all or substantially all of its stake in the Company. The underlying G&A, excluding these two items, grew by 2% in the first quarter of 2009 as compared with the first quarter of 2008.

As a result of the foregoing, operating income for the 2009 first quarter was $5.4 million, a decrease of 39%, or $3.4 million, as compared with the 2008 first quarter. Similarly, pre-tax income decreased to $4.0 million from $7.4 million in the year ago quarter. The effective income tax rate was effectively unchanged at 39% in 2009 versus 40% in 2008, resulting in net income attributable to the Company of $2.4 million for the first quarter of 2009 versus $4.3 million for the same period of 2008.

Earnings per share were $0.15 in the first quarter of 2009 as compared with $0.23 in the first quarter of 2008. To summarize the factors that impacted first quarter 2009 earnings per share relative to the first quarter of 2008:

   * $0.04 per share charge due to the $1.1 million year over year swing in prior year insurance loss reserve estimates
   * $0.02 per share charge due to the restricted stock unit grant
   * $0.03 per share charge due to costs incurred in connection with the possible sale by the Company's majority shareholder of its interest in the Company

While cash taxes paid increased by only $0.1 million to $0.6 million for the first quarter of 2009 from $0.5 million in the same period last year, the cash tax rate (cash taxes as a percent of pre-tax income) increased from 7% in the first quarter of 2008 to 15% in the first quarter of 2009.

The Company did not generate any free cash flow (negative $1.5 million) during the first quarter of 2009, as compared with $2.9 million generated in the first quarter of 2008. The first quarter has historically represented the lowest level of cash flow generation due to seasonality and working capital movements, and the Company's first quarter 2009 free cash flow is in line with its internal expectations. The Company nevertheless is reducing its full-year free cash flow expectation to a range of $15 - $20 million due to an expected reduction in cash flow from operations and an amendment to the installment payment schedule associated with the Company's acquisition of G.O. Parking.

Draws on the revolving facility were used to repurchase $3.9 million of common stock and repay other debt of $0.3 million. Since mid-February of 2009, the Company has not repurchased any additional shares.

Recent Developments

Significant new contract activity during the first quarter of 2009 includes:

   * The award of a multi-year contract to manage a newly built
     610 space underground parking garage at the University of
     Maryland Medical Center, one of the nation's oldest academic medical centers. The Company also provides parking management services to the University of Maryland in Baltimore.

   * The Company was selected to manage the parking operations at the NBC Tower in Chicago. The operation is comprised of over
     600 parking spaces in one garage and two surface lots. This contract was won from a long-term incumbent operator as a
     result of a competitive bid process.

   * The award of a contract to manage the parking at Fresno
     Yosemite International Airport, which has almost 2,200 parking spaces. The Airport serves over 1.3 million passengers each year.

   * The Company recently ceased parking management operations at two General Growth Properties -- the Providence Place Mall in
     Providence Rhode Island and the Burlington Town Center in
     Burlington, Vermont.

Affirms 2009 Full-Year Outlook

The Company affirms its full year earnings per share guidance in the range of $1.05 - $1.11. Because the Company's initial guidance outlook excluded any costs associated with the potential sale of shares by its majority shareholder, the Company's affirmation of its guidance range continues to exclude these costs, which amounted to $0.03 per share in the 2009 first quarter. This guidance affirmation does not contemplate any additional adverse changes in insurance loss reserve estimates for prior years, or any additional costs in connection with the majority shareholder's sale of its interest in the Company. Free cash flow is expected to be in the range of $15 - $20 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Tuesday, May 5, 2009 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with more than 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of May 4, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the recession and turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our majority shareholder and the ability of our majority shareholder to control our major corporate decisions; potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related service. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                        STANDARD PARKING CORPORATION
                   CONDENSED CONSOLIDATED BALANCE SHEETS
            (in thousands, except for share and per share data)

                                             March 31,   December 31,
                                               2009         2008
                                           ------------  ------------
                                            (Unaudited)
                 ASSETS
 Current assets:
  Cash and cash equivalents                 $   9,788     $   8,301
  Notes and accounts receivable, net           45,130        45,198
  Prepaid expenses and supplies                 2,357         2,496
  Deferred taxes                                3,253         3,253
                                           ------------  ------------
   Total current assets                        60,528        59,248

 Leasehold improvements, equipment and
  construction in progress, net                17,408        17,542
 Advances and deposits                          3,952         4,433
 Long-term receivables, net                     7,762         6,680
 Intangible and other assets, net               7,182         6,916
 Cost of contracts, net                        11,077        10,872
 Goodwill                                     123,316       123,550
                                           ------------  ------------

   Total assets                             $ 231,225     $ 229,241
                                           ============  ============

             LIABILITIES AND
      STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
  Accounts payable                          $  45,486     $  46,446
  Accrued and other current liabilities        29,223        31,416
  Current portion of long-term
   borrowings                                     925         1,068
                                           ------------  ------------
   Total current liabilities                   75,634        78,930

 Deferred taxes                                 3,917         3,305
 Long-term borrowings, excluding
  current portion                             130,971       123,996
 Other long-term liabilities                   20,926        22,052

 Stockholders' equity (deficit):
  Common stock, par value $.001 per
   share; 21,300,000 shares authorized;
   15,282,708 and 16,110,781 shares
   issued and outstanding as of
   March 31, 2009 and December 31, 2008,
   respectively                                    15            16
  Additional paid-in capital                   89,276       103,541
  Accumulated other comprehensive
   income (loss)                                 (149)           85
  Treasury stock, at cost 12,651 and
   627,423 shares as of March 31, 2009
   and December 31, 2008, respectively           (252)      (11,161)
  Accumulated deficit                         (89,066)      (91,464)
                                           ------------  ------------
   Total Standard Parking Corporation
    stockholders' equity (deficit)               (176)        1,017
   Noncontrolling interest                        (47)          (59)
                                           ------------  ------------
    Total stockholders' (deficit)
     equity                                      (223)          958
                                           ------------  ------------

   Total liabilities and stockholders'
    (deficit) equity                        $ 231,225     $ 229,241
                                           ============  ============

                     STANDARD PARKING CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     (in thousands, except for share and per share data, unaudited)

                                               Three Months Ended
                                          ---------------------------
                                            March 31,       March 31,
                                              2009            2008
                                          -----------     -----------

 Parking services revenue:
  Lease contracts                         $   34,700      $   37,694
  Management contracts                        38,293          35,880
                                          -----------     -----------
                                              72,993          73,574
  Reimbursed management contract
   expense                                   102,558          99,451
                                          -----------     -----------
   Total revenue                             175,551         173,025

 Cost of parking services:
  Lease contracts                             32,949          34,893
  Management contracts                        20,391          17,046
                                          -----------     -----------
                                              53,340          51,939
  Reimbursed management contract
   expense                                   102,558          99,451
                                          -----------     -----------
   Total cost of parking services            155,898         151,390

 Gross profit:
  Lease contracts                              1,751           2,801
  Management contracts                        17,902          18,834
                                          -----------     -----------
   Total gross profit                         19,653          21,635

 General and administrative expenses          12,761          11,411
 Depreciation and amortization                 1,487           1,371
                                          -----------     -----------

 Operating income                              5,405           8,853
 Other expenses (income):
  Interest expense                             1,436           1,518
  Interest income                                (67)            (42)
                                          -----------     -----------
                                               1,369           1,476
 Income before income taxes                    4,036           7,377
 Income tax expense                            1,574           2,978
                                          -----------     -----------
 Net income                                    2,462           4,399

 Less: Net income attributable to
  noncontrolling interest                        (64)           (122)
                                          -----------     -----------
 Net income attributable to Standard
  Parking Corporation                     $    2,398      $    4,277
                                          ===========     ===========

 Common stock data:
 Net income per share:
  Basic                                   $     0.15      $     0.24
  Diluted                                 $     0.15      $     0.23
 Weighted average shares outstanding:
  Basic                                   15,296,282      18,122,846
  Diluted                                 15,628,952      18,534,770

                       STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (in thousands, unaudited)

                                                Three Months Ended
                                             ------------------------
                                              March 31,     March 31,
                                                2009          2008
                                             ----------    ----------

 Operating activities:
 Net income                                   $  2,462      $  4,399
 Adjustments to reconcile net income to
  net cash provided by operations:
  Depreciation and amortization                  1,390         1,367
  Loss on sale of assets                            82             4
  Amortization of debt issuance costs              161            71
  Non-cash stock-based compensation                527            53
  Excess tax benefit related to stock
   option exercises                                 --          (319)
  (Reversal) provision for losses on
   accounts receivable                             (36)           10
  Deferred income taxes                            612         1,717
  Change in operating assets and
   liabilities                                  (4,914)       (3,009)
                                             ----------    ----------
 Net cash provided by operating activities         284         4,293

 Investing activities:
 Acquisitions                                       --        (5,459)
 Purchase of leaseholds improvements and
  equipment                                       (847)       (1,052)
 Cost of contracts purchased                      (604)          (96)
 Contingent purchase payments                       (8)           --
                                             ----------    ----------
 Net cash used in investing activities          (1,459)       (6,607)

 Financing activities:
 Repurchase of common stock                     (3,884)       (7,799)
 Proceeds from exercise of stock options            --           222
 Tax benefit related to stock option
  exercises                                         --           319
 Proceeds from senior credit facility            7,150        12,850
 Distribution to noncontrolling interest           (52)         (149)
 Payments on long-term borrowings                  (29)          (28)
 Payments on capital leases                       (289)         (456)
                                             ----------    ----------
 Net provided by in financing activities         2,896         4,959

 Effect of exchange rate changes on cash
  and cash equivalents                            (234)          (56)
                                             ----------    ----------

 Increase in cash and cash equivalents           1,487         2,589
 Cash and cash equivalents at beginning
  of period                                      8,301         8,466
                                             ----------    ----------

 Cash and cash equivalents at end of
  period                                      $  9,788      $ 11,055
                                             ==========    ==========
 Supplemental disclosures:
 Cash paid during the period for:
  Interest                                    $  1,546      $  1,409
  Income taxes                                     594           501

                    STANDARD PARKING CORPORATION
                           FREE CASH FLOW
   (in thousands, except for share and per share data, unaudited)

                                                 Three Months Ended
                                             ------------------------
                                              March 31,     March 31,
                                                2009          2008
                                             ----------    ----------
 Operating income                               $5,405        $8,853
  Depreciation and amortization expense          1,487         1,371
  Non-cash compensation                            527            53
  Income tax paid                                 (594)         (501)
  Income attributable to noncontrolling
   interest                                        (64)         (122)
  Change in assets and liabilities              (5,217)       (4,157)
  Purchase of leaseholds, equipment and
   cost of contracts and contingent
   purchase payments                            (1,459)       (1,148)
                                             ----------    ----------
 Operating cash flow                               $85        $4,349
  Cash interest paid                            (1,546)       (1,409)
                                             ----------    ----------
 Free cash flow (1)                            ($1,461)       $2,940
  (Increase) in cash and cash equivalents       (1,487)       (2,589)
                                             ----------    ----------
 Free cash flow, net of change in cash         ($2,948)         $351

 Sources (Uses) of cash:
  Proceeds from senior credit facility          $7,150       $12,850
  (Payments) on other  borrowings                 (318)         (484)
  Proceeds from exercise of stock options           --           222
  Tax benefit related to stock option
   exercises                                        --           319
  (Repurchase) of common stock                  (3,884)       (7,799)
  (Payments) on acquisitions                        --        (5,459)
                                             ----------    ----------
 Total sources (uses) of cash                   $2,948         ($351)

 ---------------------------------------------------------------------

 (1) Reconciliation of Free Cash Flow to Consolidated Statements
     of Cash Flow

                              Three Months Ended    Three Months Ended
                                March 31, 2009        March 31, 2008
                              ------------------    ------------------
     Net cash provided by
      operating activities            $284                $4,293
     Net cash (used in)
      investing activities          (1,459)               (6,607)
     Acquisitions                        -                 5,459
     Distribution to non-
      controlling interest             (52)                 (149)
     Effect of exchange
      rate changes on cash
      and cash equivalents            (234)                  (56)
                              ------------------    ------------------
     Free cash flow                ($1,461)               $2,940

                         STANDARD PARKING CORPORATION
                                LOCATION COUNT

                               March 31,    December 31,    March 31,
                                 2009           2008          2008
                             ------------   ------------  ------------
      Managed facilities         1,960         1,986          1,966
      Leased facilities            225           229            244
                             ------------   ------------  ------------
      Total facilities           2,185         2,215          2,210

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President
           and Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com